EXHIBIT 99
For Immediate Release	Contact:

February 12, 2003	Karen A. Warren (Investor Relations)	401-727-5401
	Wayne S. Charness (News Media)	401-727-5983

HASBRO REPORTS 2002 CHARGE RELATED TO

OFT INVESTIGATION

PAWTUCKET, R.I.--- February 12, 2003----Hasbro, Inc. [NYSE:HAS] (the "Company") today reported that although the Office of Fair Trading in the United Kingdom (the "OFT") has yet to issue its final decision in its case concerning trading arrangements by the Company's United Kingdom subsidiary ("Hasbro U.K.") with certain of its direct retail accounts, it has advised the Company that while there may be a fine assessed in the retailer case, because of its cooperation in the OFT's investigation, the OFT will not require the Company to pay any of that fine.

"We are pleased that the OFT has acknowledged our responsible approach by eliminating any fine which may be applied in the retailer matter," said Alan G. Hassenfeld, Chairman and CEO of Hasbro, Inc. "The activities cited by the OFT happened almost two years ago and involved a small number of employees acting outside the Company's strict code of corporate conduct."

In light of the recent advisory by the OFT with respect to the retailer case, and the Company's completion of its analysis of the OFT's previously announced decision with respect to its investigation of Hasbro U.K.'s interactions with certain of its wholesale distributors, the Company announced it is taking a 2002 fourth quarter charge to earnings of approximately GBP4.8 million, or approximately U.S.$7,566,000 at exchange rates as of December 29, 2002.

Historical Information

On November 29, 2002, the OFT issued a decision in the wholesaler case, finding that Hasbro U.K. had entered into agreements with certain distributors to fix prices in violation of U.K. competition laws. The OFT assessed a fine in that case of approximately GBP4.95 million. The Company filed an appeal of this decision on January 29, 2003 with the U.K. Competition Commission Appeals Tribunal (the "CCAT"), arguing, among other things, that the amount of the fine was disproportionate to the offense. On appeal, the CCAT will have the power to reconsider any factual findings made by the OFT, and to vary the amount of the fine imposed by the OFT. No payment of a fine will be required until the Company's appeal is concluded.

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Before receiving the OFT's decision in the wholesaler case and being advised that there would not be a financial payment required in the retailer case, the Company had disclosed an estimated range of aggregate loss for the two cases of approximately GBP160,000 to GBP26,000,000, and had concluded that there was no amount within that range that was a better estimate of the loss than any other amount within the range. As such, in accordance with the applicable accounting requirements, in 2001 the Company accrued a charge to earnings of GBP160,000, equaling the low end of this range.

In light of the OFT's decision in the wholesaler case, the Company currently believes that the amount of GBP4.95 million is the best estimate of the expected loss from that case. The amount of this charge may have to be adjusted up or down in the future depending on the result of the Company's appeal before the CCAT. In light of the OFT's decision in the retailer case, no charge will be taken in connection with that case.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech. Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "could", "expect", "intend", "look forward", "may", "planned", "potential", "should", "will" and "would". Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic conditions, including the retail market, higher fuel prices, currency fluctuations and government regulation and other actions in the various markets in which the Company operates throughout the world; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product, the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on

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revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

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